                                                 Exhibit 99.1

ADM Reports Preliminary Third Quarter 2024 Results

Will Restate Previously Filed Fiscal Year 2023 Form 10-K and Subsequent Forms 10-Q

Postpones Third Quarter Conference Call

CHICAGO, November 4, 2024—ADM (NYSE: ADM) (“the Company”) today reported preliminary financial results for the quarter ended September 30, 2024.

Preliminary* Third Quarter 2024 Highlights
•Net earnings expected to be reported at $18 million, with adjusted net earnings1 of $530 million
oSee below for impact of non-cash charge against GAAP earnings for the third quarter of $461 million related to our Wilmar equity investment
•Earnings per share2 expected to be $0.04, with adjusted earnings per share1, 2 of $1.09, both down versus the prior year period
•Trailing four-quarter average return on invested capital (ROIC) of 6.6%, trailing four-quarter average adjusted return on invested capital (ROIC)1 of 8.8%
•Restatement of previously filed fiscal year 2023 Form 10-K and subsequent Forms 10-Q not expected to materially impact results on a consolidated basis

In regards to cash flows, our year to date cash flows from operating activities are expected to be $2.468 billion, with cash flows from operations before working capital1 of $2.341 billion, as compared to cash flows from operating activities of $1.891 billion and cash flows from operations before working capital1 of $3.804 billion for the corresponding prior-year YTD period.

“Our third quarter operating results were mixed in a challenging quarter for the business,” said Chair of the Board and CEO Juan Luciano.

“While Carbohydrate Solutions achieved strong results, our Ag Services and Oilseeds and Nutrition businesses delivered results below expectations, impacted by softer than expected market conditions and the pace of our planned improvement efforts. We are taking the necessary actions to improve performance and drive continued value creation.

The integrity of our internal controls and financial reporting is very important. We strive for accuracy and transparency in all aspects of our business. While we have made progress we are committed to continued strengthening of our internal financial controls.”

*Results presented in this release are preliminary and unaudited estimates based on information currently available to the Company. Such results could differ from the final amounts that the Company ultimately reports in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024. The Company assumes no obligation and does not intend to update these estimates prior to filing its Form 10-Q for the fiscal quarter ended September 30, 2024.
1 Non-GAAP financial measures; see pages 6 and 8-12 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

                                                            1
ACTI

Wilmar

GAAP earnings include a reduction in the carrying value of the Wilmar equity investment to reflect the Singapore Exchange trading price as of the balance sheet date. The reduction resulted from a determination that declines in the valuation amount for our investment are impaired on an “other than temporary” basis as of the end of the quarter. This has resulted in a non-cash charge against GAAP earnings for the third quarter of 2024 of $461 million. The Company is continuing to evaluate trends in the trading price of our Wilmar equity investment and the potential for future charges that could result.

Restatement
Following ongoing dialogue with the staff of the United States Securities and Exchange Commission, the Company will amend the Company’s fiscal year 2023 Form 10-K (the “FY2023 Form 10-K”) and Form 10-Q for the first and second quarters of 2024 (collectively, the “Q1 and Q2 2024 Form 10-Qs”) to restate the segment information disclosure (Note 17 included in the FY 2023 Form 10-K and Note 13 included in the Q1 and Q2 2024 Form 10-Qs) included in those filings. These restatements are not expected to result in any material impact on ADM’s Consolidated Statements of Earnings, Consolidated Statements of Comprehensive Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flow or Consolidated Statements of Shareholders’ Equity as of and for the periods presented. The restated filings will include corrections for newly identified errors related to intersegment sales (described below), will reflect the previously-corrected errors, and will provide disclosures applicable to restated segment information.

As previously disclosed in Note 17, Segment and Geographic Information, to ADM’s consolidated financial statements included in the FY2023 Form 10-K, ADM identified and corrected certain intersegment sales amounts that either (i) were not in accordance with prior disclosures about presenting such sales at amounts approximating market or (ii) included intrasegment sales (resulting from sales within the segment) and should have included exclusively intersegment sales (resulting from sales from one segment to the other). In connection with the error corrections, ADM identified a material weakness in its internal control over financial reporting related to its accounting practices and procedures for intersegment sales. The Company put in place a plan to remediate this material weakness, as disclosed in the FY2023 Form 10-K and Q1 and Q2 2024 Form 10-Qs.

In addition, in the course of testing new controls implemented as part of the Company’s material weakness remediation plan in the third quarter of 2024, ADM identified additional misclassified intersegment transactions. These newly identified errors concern additional intersegment sales for each of its Ag Services and Oilseeds, Carbohydrate Solutions and Nutrition segments that included certain intrasegment sales and should have included exclusively intersegment sales. The Company also identified some intersegment transactions between Ag Services and Oilseeds and Carbohydrate Solutions that were not accounted for consistently in accordance with revenue recognition and segment reporting standards and should not have been reported as intersegment sales.

ADM is working to complete these restatements as soon as reasonably practicable. The determination to restate previously issued financial statements was made by the Company's Board of Directors, in consultation with management and the Company's independent registered public accounting firm. ADM is evaluating its remediation measures and is continuing to focus on implementing enhancements to its internal controls to remediate its previously identified material weakness, taking action to enhance its integrity and accuracy within internal controls and financial reporting related to intersegment sales. Among other things, the design and documentation of the execution of pricing and measurement and reporting controls for segment disclosure purposes and projected financial information used in impairment analyses have been enhanced, and testing of these controls will continue throughout the balance of the year. Further, training for relevant personnel on the measurement of intersegment sales and application of relevant accounting guidance to intersegment sales has been provided and remains ongoing.
                                                            2
ACTIVEUS

Preliminary Summary of Third Quarter and Year-to-Date 2024

The following discussion summarizes preliminary earnings results for our three reportable segments – Ag Services and Oilseeds, Carbohydrate Solutions and Nutrition – and other and corporate earnings information.

Ag Services and Oilseeds (AS&O) Segment Summary (preliminary unaudited)
AS&O segment operating profit was $480 million during the third quarter of 2024, down (43)% compared to the prior year quarter.

The Ag Services subsegment operating profit was (53)% lower versus the prior year quarter, primarily due to lower results in South America Origination, as slower farmer selling and higher logistics costs related to industry take-or-pay contracts led to lower margins. The prior year quarter also included $48M of insurance proceeds related to Hurricane Ida.

The Crushing subsegment operating profit was (25)% lower versus the prior year quarter. Global soybean crush margins were higher, supported by strong margins in EMEA. However, higher canola seed prices due to less supply in Europe drove lower canola crush margins, leading to lower results. During the quarter, there were approximately zero mark-to-market timing impacts versus approximately $100 million of positive impacts from the same period a year ago, totaling approximately $100 million of negative net impacts versus the prior year. The current quarter also included $24 million of insurance proceeds for the partial settlement of the Decatur East and West insurance claims related to incidents in 2023.

The Refined Products & Other (RPO) subsegment operating profit was (63)% lower versus the prior year quarter, primarily driven by lower results in North America, as higher imports of used cooking oil and increased pre-treatment capacity drove significantly lower refining and global biodiesel margins. During the quarter, there were negative mark-to-market timing impacts in RPO of approximately $20 million versus approximately $100 million of positive timing impacts in the prior year, totaling approximately $120 million of negative net impacts year over year.

Equity earnings from our Wilmar equity investment were $62 million during the quarter compared to the prior year quarter of $35 million.

Year-to-date in 2024, the AS&O segment delivered $1,803 million in segment operating profit, lower versus the elevated prior year. Ample supplies out of South America created more balanced supply and demand conditions, leading to a lower margin environment in the segment. Improved segment volumes and lower costs partially offset the impact from lower margins. Equity earnings from our Wilmar equity investment were 20% higher versus the comparable prior year period.

Carbohydrate Solutions Segment Summary (preliminary unaudited)
Carbohydrate Solutions segment operating profit was $452 million for the third quarter of 2024, down (3)% compared to the prior year period.

The Starches & Sweeteners subsegment increased 13%, versus the prior year period, primarily driven by strong starches and sweeteners volumes and margins, supported by high utilization rates across the network. The current quarter also included $47 million of insurance proceeds for the partial settlement of the Decatur West insurance claims related to an incident that occurred in 2023.

                                                            3
ACTIVEUS

In the Vantage Corn Processing (VCP) subsegment, operating loss of $(3) million was lower compared to the prior year period, driven by higher inventories and production, leading to a lower margin environment.

Year-to-date in 2024, Carbohydrate Solutions segment operating profit of $1,057 million was (1)% lower than the prior year period, as lower margins in the EMEA region and lower domestic ethanol margins were partially offset by improved volumes and lower costs.

Nutrition Segment Summary (preliminary unaudited)
Nutrition segment operating profit was $105 million for the third quarter of 2024, down (19)% compared to the prior year period.

Human Nutrition subsegment operating profit was $86 million, approximately (27)% lower versus the prior year period. Solid performance by recent Flavors M&A was more than offset primarily by lapping non-recurring benefits in Health & Wellness in the prior year, in addition to certain other costs including costs associated with the closure of a joint venture. The current quarter also included $25 million of insurance proceeds for the partial settlement of the Decatur East insurance claims related to an incident that occurred in 2023.

In the Animal Nutrition subsegment, operating profit of $19 million was 58% higher compared to prior year quarter, as cost optimization efforts and lower input costs supported higher margins.

Year-to-date in 2024, Nutrition segment operating profit of $298 million was (32)% lower than the prior year period, primarily driven by negative impacts related to unplanned downtime at Decatur East, lower texturants margins, and higher costs in Human Nutrition.

Other and Corporate Summary (preliminary unaudited)
For the third quarter, Other business operating loss was $17 million, down $63 million versus the prior year, due to lower Captive insurance results from $112 million in claim settlements. Included in claim settlements were partial settlements of $96 million for the Decatur East and West insurance claims. ADM Investor Services results decreased on lower interest income.

Year-to-date in 2024, Other business operating profit was $200 million, down $29 million versus the prior year, due to lower Captive insurance results from $112 million in claim settlements. Included in claim settlements were partial settlements of $96 million for the Decatur East and West insurance claims. ADM Investor Services results decreased on lower interest income.

In Corporate for the third quarter, unallocated corporate costs increased versus the prior year on $28 million in higher legal fees and $14 million in higher financing costs, partially offset by lower incentive compensation.

In Corporate for year-to-date 2024, unallocated corporate costs increased versus the prior year on higher global technology investments to support digital transformation efforts, $75 million in increased legal fees, and $33 million in increased financing costs, partially offset by lower incentive compensation. Other Corporate was unfavorable compared to the prior year period due to investment valuation losses partially offset by foreign currency gains.

                                                            4
ACTIVEUS

Outlook

The Company is lowering its previously provided EPS guidance for the full year. ADM now expects adjusted earnings per share3 in the range of $4.50 to $5.00 for the full year 2024, based on trends in ADM’s performance to date, legislative and regulatory policy uncertainties, and ongoing headwinds from slower market demand and internal operational challenges.

Postponed Third Quarter Conference Call

ADM has decided to postpone the webcast originally scheduled for November 5, 2024, at 9 a.m. Central Time as it works diligently to finalize its financial statements. The Company expects to reschedule the webcast to discuss the third quarter financial results and provide a company update once it has filed the amended FY2023 Form 10-K and the Q1 and Q2 2024 Form 10-Qs with restated financials and the Form 10-Q for the third quarter of 2024.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we're a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those described in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly
3 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.
                                                            5
ACTIVEUS

disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable preliminary GAAP financial measures are included in this press release. The following description of the non-GAAP financial measures included in this release, as well as the information included within and below the reconciliation tables on the pages that follow, refer to GAAP and non-GAAP financial measures on a preliminary, expected basis only.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s GAAP net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on GAAP EPS of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to GAAP net earnings and GAAP EPS, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable noncontrolling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

Cash Flows from Operations Before Working Capital. Cash flows from operations before working capital is defined as net cash flow provided by operating activities excluding the changes in operating assets and liabilities as presented in the Company’s Consolidated Statement of Cash Flows. Management believes that cash flow from operations before working capital is a useful measure of the Company’s cash generation. Cash flow from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to net cash provided by operating activities, the most directly comparable GAAP financial measure.

                                                            6
ACTIVEUS

Media Contact
Brett Lutz
media@adm.com
312-634-8484

Investor Relations
Megan Britt
Megan.Britt@adm.com
872-257-8378

Reconciliation Tables Follow

Source: Corporate Release
Source: ADM
                                                            7
ACTIVEUS

Adjusted Net Earnings and Adjusted EPS (Preliminary Unaudited)
Non-GAAP financial measures
(unaudited)

	Quarter ended September 30				Nine months ended September 30
	2024		2023		2024		2023
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$ 18	$ 0.04	$ 821	$ 1.52	$ 1,233	$ 2.48	$ 2,918	$ 5.35
Adjustments:
Loss (gain) on sales of assets and businesses (a)	(1)	—	2	—	(1)	—	(7)	(0.02)
Impairment, restructuring charges and contingency provisions (b)	500	1.03	54	0.10	523	1.06	152	0.28
Expenses related to acquisitions (c)	—	—	3	0.01	3	0.01	5	0.01
Loss (gain) on debt conversion option (d)	—	—	—	—	—	—	(6)	(0.01)
Tax adjustment (e)	13	0.02	—	—	30	0.06	3	0.01
Sub-total adjustments	512	1.05	59	0.11	555	1.13	147	0.27
Adjusted net earnings and adjusted EPS	$ 530	$ 1.09	$ 880	$ 1.63	$ 1,788	$ 3.61	$ 3,065	$ 5.62

(a)Current quarter and YTD gain each of $1 million pretax and $1 million after tax, respectively, was related to the sale of certain assets, tax effected using the applicable tax rate. Prior quarter and YTD (gain) loss of $2 million and $(10) million pretax ($2 million and $(7) million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rate.
(b)Current quarter and YTD charges of $504 million and $529 million pretax ($500 million and $523 million after tax), respectively were related to the impairment of the Company's investment in Wilmar of $461 million, impairment of certain other assets, and restructuring, tax effected using the applicable tax rates. Prior quarter and YTD charges of $79 million and $141 million pretax ($60 million and $111 million after tax), respectively, were related to the impairment of certain assets and restructuring. Also included in the prior quarter and YTD is a contingency loss reversal of $8 million pretax ($6 million after tax) and a contingency provision related to import duties of $62 million pretax ($47 million after tax) in the prior YTD, tax effected using the applicable tax rates.
(c)Current YTD expenses of $4 million ($3 million after tax) were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate. Prior quarter and YTD expenses of $3 million and $6 million ($3 million and $5 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(d)Prior YTD gain on debt conversion option of $6 million pretax ($6 million after tax).
(e)Tax expense (benefit) adjustment due to certain discrete items totaling $13 million and $30 million in the current quarter and YTD, respectively. Tax expense (benefit) adjustment due to certain discrete items totaling $3 million in the prior YTD, respectively.

Adjusted net earnings reflects ADM’s GAAP net earnings after removal of the effect on net earnings of specified items as more fully described above. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on GAAP EPS of specified items as more fully described above. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and GAAP EPS, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

                                                            8
ACTIVEUS

Adjusted Return on Invested Capital (Preliminary Unaudited)
A non-GAAP financial measure
(unaudited)

ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Sep. 30, 2024

Net earnings attributable to ADM	$ 565	$ 729	$ 486	$ 18	$ 1,798
Adjustments:
Interest expense	109	115	135	124	483
Tax on interest	(26)	(27)	(32)	(30)	(115)
Total ROIC Earnings	$ 648	$ 817	$ 589	$ 112	$ 2,166

Total ROIC Earnings	$ 648	$ 817	$ 589	$ 112	$ 2,166
Other Adjustments	155	21	22	512	710
Total Adjusted ROIC Earnings	$ 803	$ 838	$ 611	$ 624	$ 2,876

Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Quarter Average

Equity (1)	$ 24,132	$ 23,219	$ 22,148	$ 21,974	$ 22,868
+ Interest-bearing liabilities (2)	8,370	9,995	10,576	10,051	9,748
Total Invested Capital	$ 32,502	$ 33,214	$ 32,724	$ 32,025	$ 32,616

Total Invested Capital	$ 32,502	$ 33,214	$ 32,724	$ 32,025	$ 32,616
Other Adjustments	155	21	22	512	178
Total Adjusted Invested Capital	$ 32,657	$ 33,235	$ 32,746	$ 32,537	$ 32,794

Return on Invested Capital					6.6%
Adjusted Return on Invested Capital					8.8%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

ROIC is ROIC earnings divided by invested capital. ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings. Invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities.

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings, and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after-tax effect of specified items. Adjusted ROIC on a trailing four quarter average basis is equal to the average trailing four quarters of adjusted ROIC earnings divided by the average trailing four quarters of adjusted invested capital. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

                                                            9
ACTIVEUS

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) (Preliminary Unaudited)
A non-GAAP financial measure
(unaudited)

The tables below provide a reconciliation of net earnings to adjusted EBITDA for the trailing four quarters ended September 30, 2024.

					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Sep. 30, 2024
			(in millions)
Net earnings	$ 565	$ 729	$ 486	$ 18	$ 1,798
Net earnings (losses) attributable to noncontrolling interests	(23)	(10)	(5)	—	(38)
Income tax expense	192	166	115	90	563
Interest expense	109	115	135	124	483
Depreciation and amortization	277	280	286	288	1,131
EBITDA	1,120	1,280	1,017	520	3,937
(Gain) loss on sales of assets and businesses	(7)	—	—	(1)	(8)
Impairment and restructuring charges and contingency provisions	172	18	7	504	701
Railroad maintenance expense	39	—	4	28	71
Expenses related to acquisitions	1	—	4	—	5
Adjusted EBITDA	$ 1,325	$ 1,298	$ 1,032	$ 1,051	$ 4,706

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and adjusted EBITDA are non-GAAP financial measure and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

                                                            10
ACTIVEUS

Cash Flows from Operations Before Working Capital (Preliminary Unaudited)
A non-GAAP financial measure
(unaudited)

	Nine months ended
	September 30
	2024	2023
	(in millions)
Net Cash Provided by Operating Activities	$ 2,468	$ 1,891
Net Cash (Used) by Investing Activities	(2,002)	(1,061)
Net Cash (Used) by Financing Activities	(1,465)	(2,800)

Net Cash Provided by Operating Activities	2,468	1,891
Less: Changes in operating assets and liabilities (1)	127	(1,913)
Cash Flows from Operations Before Working Capital	$ 2,341	$ 3,804

(1)Operating assets and liabilities include trade receivables, inventories, other current assets, trade payables, accrued expenses, segregated investments and brokerage payables.

Cash Flow from Operations Before Working Capital. Cash flows from operations before working capital is defined as net cash provided by operating activities excluding the changes in operating assets and liabilities as presented in the Company’s Consolidated Statement of Cash Flows. Management believes that cash flow from operations before working capital is a useful measure of the Company’s cash generation. Cash flow from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to net cash provided by operating activities, the most directly comparable GAAP financial measure.

                                                            11
ACTIVEUS